Exhibit 5.1

2001 Ross Avenue Dallas, Texas 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN Brussels DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH san francisco SINGAPORE WASHINGTON

February 7, 2024

EnLink Midstream, LLC

1722 Routh Street, Suite 1300

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel for EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the offer and resale, from time to time pursuant to Rule 415 under the Securities Act, by certain selling unitholders identified therein, of up to 63,076,185 common units representing limited liability company interests in the Company (the “Common Units”) that will be issued by the Company upon the exchange of outstanding Series B Cumulative Convertible Preferred Units representing limited partner interests in EnLink Midstream Partners, LP, a Delaware limited partnership (“ENLK”), by the selling unitholders, pursuant to and in accordance with the Eleventh Amended and Restated Agreement of Limited Partnership of ENLK, dated as of September 8, 2023 (the “ENLK Partnership Agreement”).

In our capacity as your counsel in connection with the filing referred to above and as a basis for the opinion herein after expressed, we have examined (i) the Registration Statement and the prospectus contained therein (the “Prospectus”), (ii) the Second Amended and Restated Operating Agreement of the Company and the Certificate of Formation of the Company, each as amended to the date hereof, (iii) the Second Amended and Restated Limited Liability Company Agreement of EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of the Company (the “Managing Member”), and the Certificate of Formation of the Managing Member, each as amended to the date hereof, (iv) the ENLK Partnership Agreement, as amended to the date hereof, (v) originals, or copies certified or otherwise identified, of the limited liability company records of the Company and the Managing Member, as furnished to us by the Managing Member, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company and the Managing Member and (vii) statutes and other instruments and documents as we deemed necessary or advisable for the opinion hereafter expressed.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and comply with all applicable laws; (ii) a prospectus supplement, if required, will have been prepared and filed with the Commission describing the Common Units offered thereby; (iii) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) each certificate from public officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete and (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

EnLink Midstream, LLC	-2-	February 7, 2024

Based upon and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units when sold in accordance with the Registration Statement will be duly authorized and validly issued and, under the Delaware Limited Liability Company Act, as amended (the “DLLCA”), purchasers of the Common Units will have no obligation to make further payments for their purchase of the Common Units or contributions to the Company solely by reason of their ownership of the Common Units or their status as members of the Company, except for their obligation to repay any funds wrongfully distributed to them or as they otherwise may have agreed.

The opinion set forth above is limited in all respects to matters of the DLLCA and the federal laws of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.